SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2004

GXS Corporation

Exact Name of Registrant as Specified in Charter)

Delaware	333-106143	35-2181508

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

100 Edison Park Drive, Gaithersburg, MD	20878

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 340-4000

Item 2. Acquisitions and Dispositions.

     On February 13, 2004, Global eXchange Services, Inc., a Delaware corporation and wholly owned direct subsidiary and indirect subsidiary of GXS Corporation and GXS Holdings, Inc., respectively (“Global eXchange Services”), announced that it had completed the acquisition of HAHT Commerce, Inc., a Delaware corporation (“HAHT”). The acquisition of HAHT was previously announced by Global eXchange Services on January 15, 2004. Global eXchange Services acquired all of the capital stock of HAHT through a merger of GXS January, Inc., a Delaware corporation and wholly owned subsidiary of Global eXchange Services (“GXS January”), into HAHT for consideration of $15 million in cash plus common and preferred shares of GXS Holdings, Inc. valued at approximately $15 million, subject to adjustment as provided in the Agreement and Plan of Merger, dated as of January 14, 2004, by and among HAHT, GXS January, GXS Holdings, Inc. and certain stockholders of HAHT.

Item 7. Financial Statements and Exhibits.

     (a) Financial statements of businesses acquired.

     The financial statements required by Rule 3-05(b) of Regulation S-X in connection with the acquisition of HAHT described above will be provided by an amendment to this report filed within 60 days of the date hereof.

     (b) Pro forma financial information.

     The pro forma financial information required by Article 11 of Regulation S-X with the acquisition of HAHT described above will be provided by an amendment to this report filed within 60 days of the date hereof.

     (c) Exhibits.

2.1	Agreement and Plan of Merger, dated as of January 14, 2004, by and among HAHT Commerce, Inc., GXS January, Inc., GXS Holdings, Inc., and certain stockholders of HAHT Commerce, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by GXS Corporation on January 20, 2004).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GXS Corporation
By:	/s/ Bruce E. Hunter
	Name:	Bruce E. Hunter
	Title:	Senior Vice President, General Counsel
and Secretary

Date: February 27, 2004